Exhibit 4.6

THIRD_AMENDMENT TO LEASE

(EXPANSION)

This Third Amendment to Lease (the “Agreement”) is entered into as of February 15, 2018, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and TALEND, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A.        Landlord and Tenant are parties to that certain Lease Agreement dated April 11, 2014, as amended by a First Amendment to Lease dated December 16, 2014, and a Second Amendment to Lease dated April 20, 2015 (collectively, the “Original Lease”) of certain premises (the “Existing Premises”) within the building commonly known as 800 Bridge Parkway, Redwood City, California 94065, and more particularly described in the Original Lease.  Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

B.         Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1.         As used in this Agreement, the following terms have the following meanings:

“Expansion Space” means a portion of the Building, containing approximately 25,380 rentable square feet of area, and more particularly shown on Exhibit “B‑1” attached hereto.

“Expansion Space Commencement Date” shall mean the earlier of (a) the date upon which Tenant first commences to conduct business in the Expansion Space, and (b) the date that is six (6) months after the Existing Tenant Surrender Event (as defined below).

2.         Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space.  Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:

2.1        The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “B-1” attached hereto is hereby added to Exhibit “B” to the Original Lease.

2.2        Tenant’s Building Percentage is increased to 100%.  Tenant’s Common Area Building Percentage is increased to 5.06%.

2.3        Tenant agrees to pay Landlord Base Rent for the Expansion Space in accordance with the following schedule:

Period	Annual Base Rent	Monthly Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
01 – 06	N/A	$101,520.00 (Abated*)	$4.00 (Abated*)
07 – 12	N/A	$101,520.00	$4.00
13 – 24	$1,254,787.20	$104,565.60	$4.12
25 – 36	$1,292,430.84	$107,702.57	$4.24
37 – 48	$1,331,203.80	$110,933.65	$4.37
49 – 60	$1,371,139.80	$114,261.65	$4.50
61 – 72	$1,412,274.00	$117,689.50	$4.64
73 – 84	$1,454,642.28	$121,220.19	$4.78
85 – 96	$1,498,281.60	$124,856.80	$4.92
97 – 102	N/A	$128,602.50	$5.07

*    As an inducement to Tenant entering into this Agreement, so long as no Event of Default shall have occurred under the Lease, Base Rent for the Expansion Space in the amount of $101,520.00 per month shall be abated for the first six (6) months commencing as of the Expansion Space Commencement Date, or if the Expansion Space Commencement Date is other than the first day of a calendar month, commencing as of the first day of the first full calendar month after the Expansion Space Commencement Date.  During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 22 of the Lease, then as part of the recovery set forth in Article 22 of the Lease, Landlord shall be entitled to the recovery of the unamortized portion of the monthly Base Rent that was abated under the foregoing provisions.

The Base Rent for the Expansion Space for the first month after the Expansion Space Commencement Date shall be payable within thirty (30) days of the execution of this Agreement.  The Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease. Tenant’s Share of Operating Expenses and Taxes for the Expansion Space for the first month after the Expansion Space Commencement Date in the amount of $30,456.00 shall be payable within thirty (30) days of the execution of this Agreement.

2.4        The Term with respect to the Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement.  In the event that Tenant exercises an extension option pursuant to the Original Lease or the Original Lease terminates pursuant to its terms, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).

2.5        The Maximum Parking Allocation shall be increased to one hundred sixty-six (166), which is based on a parking ratio of 3.3 non‑exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises.

2.6        The reference to $5,000.00 in Section 15.1 of the Original Lease shall be increased to $50,000.00.  Subject to the terms and conditions of Article 15 of the Original Lease, including without limitation obtaining the prior written consent of Landlord, Tenant may brand or modify the interior lobby and interior common area of the Premises (the “Lobby and Interior Common Area Improvements”); provided that Tenant shall remove the Lobby and Interior Common Area Improvements from the Premises before the end of the Term at Tenant’s expense and shall repair and restore the Premises to its condition before such installation (subject to reasonable wear and tear) and repair any damage resulting from such removal, including repairing and patching cracks and holes left by such removal.  Upon submission of any plans for Landlord’s approval in connection with the Lobby and Interior Common Area Improvements, Tenant may request prior to the installation of specific fixtures, equipment or improvements in the Premises that Landlord agree not to require Tenant to remove such items upon expiration or termination of the Lease or agree to permit Tenant to remove any item it may otherwise not be permitted to remove under the terms of this Lease.  Such consent, which may be granted or denied in Landlord’s sole discretion, must be granted in writing prior to the installation of the subject items in order to be binding against Landlord.

2.7        Section 18.3(vii) of the Original Lease shall be deleted in its entirety and replaced with the following: “intentionally omitted”.

2.8        Section 32.2(b) of the Original Lease shall be deleted in its entirety and replaced with the following: “the date upon which Tenant ceases to occupy at least one (1) full floor of the Building and/or”.

2.9        Tenant’s Signage rights pursuant to Section 32.2 of the Original Lease shall continue to apply, and the following shall be added as a new Section 32.4 to the Original Lease:

“32.4    Landlord shall, at Tenant’s sole cost and expense, install one line of signage (the “Monument Signage”) on the Building monument sign identifying Tenant’s name.  The graphics, materials, color, design, lettering, size and specifications of Tenant’s Monument Signage shall be subject to the approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building.  At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Monument Signage to be removed and the area of the monument sign affected by the

Monument Signage to be restored to the condition existing prior to the installation of Tenant’s Monument Signage, subject to reasonable wear and tear.  The right to Monument Signage is personal to the initially named Tenant in this Lease.  All of Tenant’s rights to install and maintain Monument Signage on the monument sign in accordance with this Section 32.4 shall permanently terminate upon notice from Landlord following (a) a Monetary Default under this Lease and/or (b) the date upon which Tenant ceases to occupy at least one (1) full floor of the Building.”

2.10      Article 54 of the Original Lease shall be amended as follows: (i) as used in Article 54 of the Original Lease, “Offer Space” shall mean space in the building located at 1000 Bridge Parkway, Redwood City, California, (ii) the term “Commencement Date” shall be replaced with “Expansion Space Commencement Date” each place it appears in Article 54, and (iii) the following shall be added at the end of Section 54.1: “For purposes of this Article 54, space that is unleased as of the date of the Third Amendment to this Lease shall be considered to become Available only after the first anniversary of the date of the Third Amendment to this Lease.  Until that date, Landlord shall have the right to lease such space without triggering Tenant’s right of first offer.  Tenant’s right of first offer under this Article 54 shall be subordinate to all rights of tenants under leases (or subleases) of the Offer Space existing as of the date that is twelve (12) months after the date of the Third Amendment to this Lease, and all rights of other tenants of the Project, which rights relate to the Offer Space and which rights are set forth in leases or subleases of space in the Project existing as of the date that is twelve (12) months after the date of the Third Amendment to this Lease, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights (regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases).

3.         Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, work by Landlord in the Building, Existing Premises and the Expansion Space, at Landlord’s reasonable discretion, Landlord shall allow Tenant access to the Expansion Space upon the later of (a) the full execution and delivery of this Agreement and (b) the Existing Tenant Surrender Event for the purpose of Tenant installing the interior Renovation Improvements, overstandard equipment or fixtures, cabling and furniture in the Expansion Space.  Prior to Tenant’s entry into the Expansion Space as permitted by the terms of this Section, Tenant shall submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant’s entry.  In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s contractor, agents or representatives in performing work in the Building, Existing Premises and the Expansion Space, or interfere with the general operation of the Building.  If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant prior to the Expansion Space Commencement Date shall be on all the terms and conditions of the Original Lease, as amended hereby, except that Tenant shall not be obligated to pay Base Rent or Tenant’s Share of Operating Expenses and Taxes.  After the Expansion Space Commencement Date, Tenant’s obligation with respect to Base Rent and Tenant’s Share of Operating Expenses and Taxes shall be as provided in the Original Lease, as amended by this Agreement.  Tenant shall accept the Expansion Space in its “AS IS” condition.  Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date, except as provided for in the Tenant Work Letter attached hereto as Exhibit C-1.  The taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant, subject to Section 1.2 of Exhibit C-1 attached hereto.  Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Agreement.  Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose.  Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant. Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to deliver the Expansion Space to Tenant on the projected delivery date thereof due to the failure of any other tenant to timely vacate and surrender to Landlord such Expansion Space, or any portion thereof; provided, however, Landlord agrees to use its commercially reasonable efforts to enforce its rights to possession of such Expansion Space against such other tenant.

4.         Notwithstanding Section 3 above, Landlord warrants that the roof, structural components of the Expansion Space, HVAC system, electrical and plumbing systems, elevator, parking lot or site lighting (the “Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Expansion Space is delivered to Tenant.  If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Covered Items should malfunction or fail within ninety (90) days after the delivery of possession to Tenant, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense.  If Tenant does not give Landlord the required notice within ninety (90) days after the delivery of possession to Tenant, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Covered Items set forth elsewhere in the Lease.

5.         The Original Lease Expiration Date is hereby changed to the date that is the day prior to the day that is one hundred two (102) months after the Expansion Space

Commencement Date, subject to Tenant’s option to extend the Term (the “New Expiration Date”).  If the New Expiration Date falls on a day other than the last day of the calendar month, then, the New Expiration Date shall be extended to the last day of the calendar month in which the day that the Term of the Lease would otherwise end as provided in this paragraph and the Term of the Lease shall be extended accordingly.  The period from August 1, 2021 (the “Extension Commencement Date”) to the New Expiration Date is referred to herein as the “Extension Term.”

6.         Prior to the Extension Commencement Date, Tenant shall continue to pay to Landlord monthly Base Rent for the Existing Premises in accordance with the terms of the Original Lease. Commencing on the Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent for the Existing Premises at the same rental rate per square foot of rentable area then in effect for the Expansion Space, as the rental rate for monthly Base Rent for the Expansion Space is set forth herein.

7.         Tenant is in occupancy of the Existing Premises and will accept the same, as of the commencement of the Extension Term in its “as is” condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Agreement.

8.         The Extension Option in Article 51 of the Original Lease shall continue to apply during the Extension Term, except that the term “initial Lease Term” shall be replaced with “Extension Term” each place it appears in Article 51.

9.         Notwithstanding anything to the contrary set forth in the Original Lease, as amended hereby, Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, the rentable square footage of the Building is 50,459 square feet. Accordingly, for the purpose of the Lease during the period prior to the Expansion Space Commencement Date, the rentable square footage of the Building (as such rentable square footage of the Building relates solely to the Premises) shall remain as previously contemplated by the Lease. However, commencing on the Expansion Space Commencement Date and continuing throughout the Term, as extended hereby and as the same may be further extended, the rentable square footage of the Building shall be adjusted to reflect such remeasurement.

10.       Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in the Tenant Work Letter attached hereto as Exhibit C-1.

11.       Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield (“Landlord’s Broker”) and Colliers International (“Tenant’s Broker”).  Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker.  The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement.  Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement.  Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

12.       As additional consideration for this Agreement, Tenant hereby certifies that:

(a)        The Original Lease (as amended hereby) is in full force and effect.

(b)        Tenant is in possession of the Existing Premises and has not as of the date hereof sublet any portion of the Existing Premises or assigned its interest in the Lease.

(c)        To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d)        All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of tenant improvement allowances have been satisfied, except those provided for in the Tenant Work Letter attached hereto as Exhibit C-1.

(e)        There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(f)        All of the representations and warranties of Tenant in the Original Lease are hereby remade.

13.       Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect.  This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.  This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement.  Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.  In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control.  Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Agreement and the provisions contained herein.

14.       As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that:  (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.  Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.  Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease.  The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

15.       To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975(c) of the Internal Revenue Code, Tenant hereby certifies that the representations and warranties in Article 53 of the Original Lease are true and correct as of the date of this Agreement.

16.       No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises.  Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

17.       Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and except to the extent expressly set forth in the Lease as amended by this Agreement, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Without limiting Landlord’s obligations under Section 1.2 of Exhibit C-1, Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

18.       If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

19.       It is hereby acknowledged that the Expansion Space is currently subject to a lease (the “Existing Lease”) by and between Landlord or Landlord’s predecessor-in-interest and the existing tenant under the Existing Lease (the “Existing Tenant”).  The parties hereto understand and agree that effectiveness of this Agreement is subject to and conditioned upon (a) the termination of the Existing Lease on terms acceptable to Landlord in its sole discretion, as evidenced by the full execution of a termination agreement by and between Landlord and the Existing Tenant (“Termination Agreement”), and (b) the surrender by the Existing Tenant of possession of the Expansion Space as and when required pursuant to the Termination Agreement (the “Existing Tenant Surrender Event”).

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC,
a California limited liability company

By:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II, its member

By:
Name:
Its:

Tenant:

TALEND, INC., a Delaware corporation

By:
Its:
By:
Its:

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT B-1

EXPANSION SPACE

(See Attached.)

(Added graphics)

FIRST FLOOR AREA CALCULATIONS

VERTICAL PENETRATIONS/VOIDS

COMMON AREA

SUITE 101

EXEC. OFFICE = 23'-10" X 12'-6"
CORR.
STORAGE = 27'-2" X 13'-0"
ELECTRICAL ROOM (BUILDING SERVICES)
MEETING RM. = 13'-8" X 12'-6"
CONFERENCE = 23'-9" X 12'-6"
CONFERENCE = 12'-6" X 22'-10"
SUITE 101
MEETING RM. = 12'-6" X 11'-7"
OFFICE = 12'-6" X 11'-7"
SERVER ROOM = 32'-8" X 20'-6"
MOTHERS ROOM 6'-11" 9'-6"
COPY/PRINT = 10'-0" 20'-6"
BREAK ROOM = 24'-11" X 20'-6"
OFFICE = 12'-6" X 11'-7"
OPEN OFFICE
STOR.
MPOE (BUILDING SERVICES)
TRAINING ROOM = 17'-10" X 20'-2"
OPEN OFFICE
OFFICE = 12'-6" X 16'-8"
IDF CLOSET = 17'-0" X 8'-9"
OFFICE = 12'-6" X 11'-7"
ELEV. RM. (BLDG.)
ELEV. (BLDG.)
FEL (BLDG.)
OFFICE = 12'-6" X 11'-7"
OFFICE = 12'-6" X 10'-10"
CONFERENCE = 23'-9" X 12'-6"
MEETING RM. = 14'-9" X 12'-6"
OFFICE = 14'-7" X 12'-6"
LOBBY
BOARDROOM = 17'-6" X 30'-0"
OFFICE = 11'-7" X 12'-6"
OFFICE = 11'-7" X 12'-6"
CONFERENCE = 23'-9" X 12'-6"
0 4 8 16
NORTH

HARVEST PROPERTIES

PREMISES EXHIBIT

BAYSHORE TECHNOLOGY PARK
800 BRIDGE PARKWAY
FIRST FLOOR
REDWOOD CITY, CA

Project #: 08.526.00

800 BRIDGE PARKWAY
1st FLOOR

EXHIBIT C-1

TENANT WORK LETTER

This Tenant Work Letter is attached to and made a part of that certain Third Amendment to Lease dated February 15, 2018 (the “Amendment”) between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and TALEND, INC., a Delaware corporation (“Tenant”), which amends a lease between Landlord and Tenant (as modified from time to time, the “Lease”) more particularly described in the Amendment. Any capitalized term used and not otherwise defined in this Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Lease).  In this Tenant Work Letter, the Existing Premises and the Expansion Space are sometimes referred to collectively as the “Total Premises”.

Section 1

BASE, SHELL AND CORE; EXISTING IMPROVEMENTS; LANDLORD WORK

1.1        Base Shell and Core.  Landlord has previously constructed the base, shell, and core (i) of the Expansion Space and (ii) of the floor(s) of the Building on which the Expansion Space are located (collectively, the “Base, Shell, and Core”) and other improvements, and Tenant shall accept the Base, Shell and Core and such other improvements in their current “As-Is” condition existing as of the date of the Amendment and the Expansion Space Commencement Date.  The Existing Premises were improved prior to the date of the Amendment in accordance with the Lease.  The improvements existing in the Existing Premises on the date of the Amendment are referred to herein as the “Existing Improvements”.  Tenant shall install in the Total Premises certain “Renovation Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter.  Except for Landlord’s obligation to disburse the Renovation Improvement Allowance and perform the Landlord Work as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Existing Premises, the Building or the Project.

1.2        Landlord Work.  As a condition to the delivery of possession of the Expansion Space to Tenant, Landlord shall satisfy the following condition at Landlord’s sole cost and expense (the “Landlord’s Work”):

(a)  correct any failure of the path of travel for the Expansion Space outside of the Building to comply with the Americans with Disabilities Act, as interpreted by Landlord’s architect as of the date of the Amendment, to the extent such correction is necessary in order for Tenant to obtain a building permit or a certificate of occupancy for the Renovation Improvements in the Expansion Space for general office purposes; provided that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with those codes. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section shall apply after the exhaustion of any and all rights to appeal or contest.

Section 2

RENOVATION IMPROVEMENTS

2.1        Renovation Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Expansion Space Improvement Allowance”) in the amount of up to, but not exceeding $70.00 per rentable square foot of the Expansion Space (i.e., up to $1,776,600.00 based on 25,380 rentable square feet in the Expansion Space), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Expansion Space (the “Expansion Space Improvements”) and a one-time tenant improvement allowance (the “Existing Premises Improvement Allowance”) in the amount of up to, but not exceeding $247,780.00, for the costs relating to the design and construction of alterations to Tenant’s improvements in the Existing Premises which are permanently affixed to the Existing Premises (the “Existing Premises Improvements”) and for Lobby and Interior Common Area Improvements. The Expansion Space Improvement Allowance and the Existing Premises Improvement Allowance are referred to herein collectively as the “Renovation Improvement Allowance.” Notwithstanding that the Expansion Space Improvement Allowance and the Existing Premises Improvement Allowance have been combined, Tenant agrees that substantially all of the Expansion Space Improvement Allowance shall be expended for Expansion Space Improvements and/or Existing Premises Improvements such that the Expansion Space shall be improved with improvements comparable to the tenant improvements located in the Existing Premises.  Landlord shall have no obligation to disburse all or any portion of the Renovation Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is eighteen (18) months after the Expansion Space Commencement Date.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Renovation Improvement Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Renovation Improvement Allowance which is not used to pay for the Renovation Improvement Allowance Items (as such term is defined below). In no event shall the Renovation Improvement Allowance be used for purposes of constructing improvements in the Total Premises for purposes of offering space for sublease or for the benefit of a subtenant.

2.2        Disbursement of the Renovation Improvement Allowance.

2.2.1     Renovation Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Renovation Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Renovation Improvement Allowance Items”):

2.2.1.1  Payment of the fees of the “Architect,” the “Construction Manager” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2  The payment of plan check, permit and license fees relating to construction of the Renovation Improvements;

2.2.1.3  The cost of construction of the Renovation Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4  The cost of any changes in the Base, Shell and Core or the Existing Improvements work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5  The cost of any changes to the Construction Drawings or Renovation Improvements required by applicable laws and building codes (collectively, “Code”);

2.2.1.6  Sales and use taxes and Title 24 fees;

2.2.1.7  The “Coordination Fee,” as that term is defined in Section 4.2.2.2 of this Tenant Work Letter; and

2.2.1.8  The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby.

2.2.2  Disbursement of Renovation Improvement Allowance.  Subject to Section 2.1 above, during the construction of the Renovation Improvements, Landlord shall make monthly disbursements of the Renovation Improvement Allowance for Renovation Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1  Monthly Disbursements.  On or before the twenty-fifth (25th) day of each calendar month during the construction of the Renovation Improvements (or such other date as Landlord and Tenant may mutually designate), Tenant shall deliver to Landlord:  (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Renovation Improvements in the Total Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Total Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 or 8138; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (i) through (iii) above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable submittal date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event unconditional lien releases must be submitted in connection with such costs); and (iv) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request.  On or before the last day of the following calendar month, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Renovation Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2  Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Total Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.2.3  Other Terms.  Landlord shall only be obligated to make disbursements from the Renovation Improvement Allowance to the extent costs are incurred by Tenant for Renovation Improvement Allowance Items.

2.2.3     Specifications for Building Standard Components.  Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Renovation Improvements in the Total Premises which Specifications have been received by Tenant.  Unless otherwise agreed to by Landlord, the

Renovation Improvements shall comply with the Specifications.  Landlord may make changes to the Specifications from time to time.

Section 3

CONSTRUCTION DRAWINGS

3.1        Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner (the “Architect”) and construction manager (“Construction Manager”) approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, to prepare the Construction Drawings.  Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Total Premises.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2        Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Total Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Total Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3        Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Total Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Renovation Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Total Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4        Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Total Premises by Tenant.  After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Total Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

3.5        Separate Plans and Drawings; Disbursement of Renovation Improvement Allowance.  Notwithstanding anything to the contrary in this Tenant Work Letter, Tenant may prepare the drawings and plans for the Existing Premises Improvements and Expansion Space Improvements at different times, in which case all references in this Tenant Work Letter to the Construction Drawings, Final Space Plan, Final Working Drawings and Approved Working Drawings shall refer to the Construction Drawings, Final Space Plan, Final Working Drawings and Approved Working Drawings for the Existing Premises Improvements or Expansion Space Improvements, as applicable, and all references to the Total Premises shall refer to the Existing Premises or Expansion Space, as applicable.   Landlord acknowledges that Tenant will likely perform the Renovation Improvements in two phases, Phase I being the Expansion Space Improvements and Phase II being the Existing Premises Improvements. Therefore, Landlord agrees that for Phase I and Phase II, Landlord shall disburse the Expansion Space Improvement Allowance (i.e., up to $1,776,600.00) and the Existing Premises Improvement Allowance (i.e., up to $247,780.52), respectively, to Tenant in accordance with Section 2 (with references to the Renovation Improvement Allowance referring to the Expansion Space Improvement Allowance or Existing Premises Improvement Allowance, as applicable) until such Expansion Space Improvement Allowance or Existing Premises Improvement Allowance is exhausted, including, without limitation, the disbursement of the Final Retention with respect to the Existing Space Improvements and Expansion Space Improvements, as applicable, once Section 2.2.2.2 is satisfied with respect to the Expansion Space Improvements or Existing Space Improvements, respectively. To the extent the Final Costs for a phase requires funds in excess of the Expansion Space Improvement Allowance or Existing Premises Improvement Allowance, as applicable, then, in accordance with Section 4.2.1, Tenant shall supply the Over-Allowance Amount for the applicable phase.

Section 4

CONSTRUCTION OF THE RENOVATION IMPROVEMENTS

4.1        Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1     The Contractor.  A general contractor shall be retained by Tenant to construct the Renovation Improvements.  Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2     Tenant’s Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Total Premises.

4.2        Construction of Renovation Improvements by Tenant’s Agents.

4.2.1     Construction Contract; Cost Budget.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed.  The Contract shall provide for a guaranteed maximum price or a stipulated sum as the contract amount and shall be fully executed and delivered by Tenant and Contractor prior to the commencement of construction. Prior to the commencement of the construction of the Renovation Improvements, and after Tenant has accepted all bids for the Renovation Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Renovation Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Contract, if any (the “Final Costs”).  Prior to the commencement of construction of the Renovation Improvements, Tenant shall supply Landlord with evidence that Tenant has cash-on-hand in an amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Renovation Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Renovation Improvements).  Tenant shall pay all costs of constructing the Renovation Improvements until the Over-Allowance Amount shall have been expended as a condition precedent to the disbursement of any of the then remaining portion of the Renovation Improvement Allowance.  Tenant shall provide Landlord with reasonable evidence that it has paid the Over-Allowance Amount with respect to the costs of the Renovation Improvements, including without limitation, the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above.  In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Renovation Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Renovation Improvement Allowance, be paid by Tenant immediately as an addition to the Over-Allowance Amount out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i),  (ii),  (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.  If after payment in full of all of the costs described in Section 2.2.1, and satisfaction of all of the conditions to disbursement of the Final Retention pursuant to Section 2.2.2.2, above, the Renovation Improvement Allowance with respect to a particular phase has not been fully disbursed, then to the extent (a) there is any Renovation Improvement Allowance undisbursed with respect to that phase (“Unfunded Allowance”) and (b) Tenant paid any Over-Allowance Amount towards the payment of the cost in Section 2.2.1 with respect to that phase (the “Paid Over-Allowance Amount”), Landlord shall disburse the Unfunded Allowance for that phase in an amount not to exceed the Paid Over-Allowance Amount for that phase.

4.2.2     Tenant’s Agents.

4.2.2.1  Landlord’s General Conditions for Tenant’s Agents and Renovation Improvement Work.  Tenant’s and Tenant’s Agents’ construction of the Renovation Improvements shall comply with the following:  (i) the Renovation Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Renovation Improvements.

4.2.2.2  Coordination Fee.  Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one percent (1%), and (ii) the Renovation Improvement Allowance, which Coordination Fee shall be for services relating to the coordination of the construction of the Renovation Improvements. Landlord shall be entitled to charge the amount of the Coordination Fee against the Renovation Improvement Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Renovation Improvement Allowance for such purposes, Tenant will pay such amounts within twenty (20) days following delivery of Landlord’s invoice.

4.2.2.3  Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Renovation Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of  any ministerial acts reasonably necessary (i) to permit Tenant to complete the Renovation Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Total Premises.

4.2.2.4  Insurance Requirements.

4.2.2.4.1  General Coverages.  All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2  Special Coverages.  Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Renovation Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Renovation Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3  General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Renovation Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Renovation Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building.  All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3     Governmental Compliance.  The Renovation Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4     Inspection by Landlord.  Landlord shall have the right to inspect the Renovation Improvements at all times, provided however, that Landlord’s failure to inspect the Renovation Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Renovation Improvements constitute Landlord’s approval of the same.  Should Landlord disapprove any portion of the Renovation Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or disapproval by Landlord of, the Renovation Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Renovation Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Renovation Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5     Meetings.  Commencing upon the execution of the Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Renovation Improvements, which meetings shall be held at a location designated by Landlord, which shall be at either the property management office or the Tenant’s office, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3        Notice of Completion; Copy of “As Built” Plans.  Within fifteen (15) days after completion of construction of the Renovation Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Total Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Total Premises.

4.4        Coordination by Tenant’s Agents with Landlord.  Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Renovation Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Renovation Improvements.

Section 5

MISCELLANEOUS

5.1        Tenant’s Representative.  Tenant has designated Rachel Holvick – Thomas as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2        Landlord’s Representative.  Landlord has designated Christine Scheerer as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3        Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4        Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease or a default by Tenant under this Tenant Work Letter has occurred at any time on or before the substantial completion of the Total Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Renovation Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Total Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Total Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Total Premises caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the Expansion Space Commencement Date, for any reason due to an Event of Default by Tenant under the Lease or a default under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Renovation Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Renovation Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Renovation Improvements and restoration costs related thereto.

5.5        Space Planning Allowance.  Landlord shall provide Tenant a space planning allowance of up to $0.15 per rentable square foot of the Total Premises (the “Space Planning Allowance”), which may be used only for the costs to prepare preliminary space plans for the Total Premises.  If Tenant uses its own space planner to prepare the space plan, Landlord shall pay the Space Planning Allowance to Tenant within thirty (30) days after the later of (a) the full execution and delivery of the Amendment and (b) Landlord’s receipt of an invoice from Tenant’s space planner.  If Tenant uses Landlord’s architect for space planning, Landlord will apply the Space Planning Allowance to payment of the fees charged by Landlord’s architect for the space plans.  Landlord shall be entitled to copies of all plans created utilizing the Space Planning Allowance.